Exhibit 99.1

LTX-CREDENCE CORPORATION

Unaudited Pro Forma Combined Statement of Operations

For the six months ended January 31, 2014

(In thousands, except per share amounts)

	LTX- CREDENCE	Multitest and ECT	Pro Forma Adjustments		Combined
Net product sales	$84,344	$90,337	$—		$174,681
Net service sales	16,779	—	—		16,779

Net sales	101,123	90,337	—		191,460
Cost of sales	57,181	61,583	171	(a)	118,935

Gross profit	43,942	28,754	(171)		72,525
Engineering and product development expenses	28,679	—	6,421	(b)	35,100
Selling, general, and administrative expenses	28,838	23,131	(2,979	)(c)	48,990
Amortization of purchased intangible assets	617	—	464	(d)	1,081
Restructuring charges	2,159	394	—		2,553

Loss from operations	(16,351)	5,229	(4,077)		(15,199)

Other (expense) income:
Interest expense	(623)	(89)	(941	)(e)	(1,653)
Interest income	330	13	—		343
Bargain purchase gain	6,044	—	—		6,044
Other income	398	2,487	—		2,885

(Loss) income before income taxes	(10,202)	7,640	(5,018)		(7,580)
Provision for income taxes	879	793	—		1,672

Net (loss) income	$(11,081)	$6,847	$(5,018)		$(9,252)

Net loss per share:
Basic	$(0.23)				$(0.19)
Diluted	$(0.23)				$(0.19)

Weighted-average common shares used in computing net loss per share:
Basic	48,060				48,060
Diluted	48,060				48,060

Comprehensive loss:
Net loss	$(11,081)				$(9,252)
Unrealized (loss) on marketable securities	91				91
Unrealized gain on currency translation	375				375

Comprehensive loss	$(10,615)				$(8,786)

See Notes to Unaudited Pro Forma Combined Financial Statements

Notes to Unaudited Pro Forma Combined Financial Statements

(in thousands, unless otherwise noted)

Introduction

On December 1, 2013, LTX-Credence Corporation (“LTXC or the “Company”) completed the previously announced purchase from Dover Printing & Identification, Inc. (“Dover”) or its specified affiliates (together with Dover, the “Sellers”) of all assets of the Sellers used exclusively or primarily in connection with Dover’s ECT and Multitest businesses (“ECT and Multitest” or, collectively, the “Acquired Businesses”) pursuant to the Master Sale and Purchase Agreement, dated September 6, 2013 (the “Purchase Agreement”), with Dover and, solely for the limited purposes set forth in the Purchase Agreement, Dover Corporation (“Dover Parent”). Pursuant to the Purchase Agreement, LTXC also acquired all of the issued and outstanding capital stock and other equity interests of specified indirect subsidiaries of Dover Parent and its affiliates that were engaged in the Acquired Businesses, including Everett Charles Technologies LLC. Pursuant to the Purchase Agreement, LTXC has also agreed to assume certain liabilities related to the Acquired Businesses. The asset and share purchase transactions effected pursuant to the Purchase Agreement are collectively referred to as the “Acquisition.”

Pursuant to the Purchase Agreement, in connection with the closing of the Acquisition (the “Closing”), LTXC paid the Sellers an aggregate purchase price of $93.5 million, of which $73.5 million was paid in cash through a combination of existing cash-on-hand and bank debt and $20.0 million was paid by the issuance of promissory notes by LTXC to certain Sellers in the original aggregate principal amount of $20.0 million. Pursuant to the Purchase Agreement, the cash purchase price was increased by $11.5 million, an amount equal to specified cash balances held by the Acquired Businesses as of the Closing and decreased by an amount equal to any acquired indebtedness and the amount of certain transaction costs and employee related liabilities of the Acquired Businesses as of the Closing. The cash purchase price was also increased by $2.6 million as the result of a post-Closing working capital adjustment in accordance with the Purchase Agreement.

Subject to certain conditions, the original principal amount of the promissory notes are subject to reduction upon written certification from LTXC to Dover prior to January 1, 2015 of certain specified events related to LTXC’s relocation from or refurbishment of certain properties of the Acquired Businesses, or the prepayment of the promissory notes in full prior to such date. In January 2014 the Company executed leases for two new facilities, and in February 2014, the Company provided Dover with written certification of relocation from a certain property of the Acquired Businesses. Consequently, the original principal amount of the promissory note issued to Dover was reduced by $2.0 million. The promissory notes accrue interest on the unpaid balance for each day that they remain outstanding after December 1, 2014 at a per annum rate equal to the London Interbank Offered Rate plus 10%, and may be prepaid by LTXC at any time without penalty prior to May 1, 2019.

After giving effect to the post-Closing purchase price adjustments described above, including the reduction to the promissory note, the aggregate purchase price paid to the Sellers as of the date of this current report is $105.6 million.

On or prior to December 1, 2013, LTXC and Dover, or their affiliates, respectively, also entered into a transition services agreement, an intellectual property termination agreement and a license agreement which govern certain ongoing relationships between LTXC and Dover and their respective affiliates following the Closing.

The unaudited pro forma combined financial information is provided for informational purposes only. The unaudited pro forma combined statement of operations is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of August 1, 2013 and does not intend to project the future financial results of the Company after the Acquisition. The unaudited pro forma combined statement of operations is based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Acquisition or synergies that may be derived. The unaudited proforma combined financial information in this exhibit does not include a balance sheet, as the consummation of the Acquisition was included the Company’s consolidated balance sheet as of January 31, 2014 including in the Company’s Quarterly Report on Form 10-Q for that was filed by the Company with the Securities and Exchange Commission on March 12, 2014.

The Acquisition will has be accounted for as a business combination for accounting purposes in accordance with the guidance in Financial Accounting Standards Board (“FASB”) ASC Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805. The acquisition method of accounting is dependent upon certain valuations and other studies that are preliminary, based on work performed to date. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. The Company anticipates that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one-year measurement period following the date of completion of the Acquisition, as required by ASC 805. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position.

Note 1. Basis of Presentation

The unaudited pro forma combined statement of operations for the six months January 31, 2014 combines the respective historical unaudited combined statements of operations of LTXC for the six months ended January 31, 2014, with the respective historical unaudited combined statements of operations of ECT and Multitest for the four months ended November 30, 2013, and gives effect to the unaudited pro forma adjustments necessary to account for the acquisition as if it had occurred on August 1, 2013.

Pro forma adjustments reflected in the unaudited pro forma combined statement of operations are based on items that are directly attributable to the Acquisition and related financing, that are factually supportable and expected to have a continuing impact on the Company.

Because the Acquisition has been accounted for as a business combination in accordance with the guidance in ASC 805, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. At this time, the Company is still finalizing its detailed valuation analyses to determine the fair values of ECT’s and Multitest’s assets and liabilities. Accordingly, the unaudited pro forma combined financial statements includes a preliminary allocation of purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, the Company has not performed the due diligence necessary to identify all of the adjustments required to conform ECT’s and Multitest’s accounting policies to the Company’s or to identify other items that could significantly impact the purchase price allocation or assumptions and adjustments made in the preparation of the unaudited pro forma combined financial statements. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded fair values of ECT’s and Multitest’s assets and liabilities, including, but not limited to, trademarks, customer relationships, other intangible assets and property, plant and equipment that could give rise to future amounts of depreciation or amortization expense that are not reflected in the information contained in the unaudited pro forma combined financial statements. Accordingly, once the necessary valuation analyses have been completed and the final purchase price allocation is completed, actual results may differ materially from the information presented in the unaudited pro forma combined financial statements. Additionally, the unaudited pro forma combined statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the Company’s consolidated results of operations in periods following the completion of the Acquisition.

The following table reflects the preliminary estimate of the purchase price for ECT and Multitest:

(in thousands)
Cash paid for Acquired Assets	$87,571
Seller financing – Dover Promissory Note	18,000

Estimated Purchase price	$105,571

ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Any excess fair value of acquired net assets over the Acquisition consideration results in a bargain purchase gain that must be recognized in the Company’s results of operations on the acquisition date. In accordance therewith, the Company estimates that it has recognized a gain on the bargain purchase of ECT and Multitest of $6.0 million.

The following table summarizes the preliminary amounts recognized for assets acquired and liabilities assumed as of the acquisition date. The allocation of purchase price is still preliminary as the Company is in the process of finalizing its valuation analysis. Any post-closing adjustments will have a corresponding purchase price adjustment. The estimated purchase price has been allocated based on the fair value of net assets acquired as follows:

Allocation of purchase consideration	(in thousands)
Fair value of assets acquired as of December 1, 2013:
Cash	$18,024
Accounts Receivable	51,440
Inventory	42,567
Property, plant and equipment	20,664
Identifiable intangible assets	9,100
Other assets	1,062

Assets acquired:	$142,857
Fair value of liabilities acquired:
Liabilities	(28,635)
Deferred taxes	(2,607)

Adjusted net assets acquired	$111,615
Estimated purchase price	(105,571)

Bargain purchase gain	$6,044

For purposes of the unaudited pro forma combined financial statements, the estimated allocation to acquired identifiable intangible assets is within (but not limited to) the following general categories:

•	currently-marketed products, including patented and unpatented as well as core and completed technology;

•	trademarks and trade names; and

•	customer contracts/relationships.

The unaudited pro forma combined financial statements include estimated identifiable intangible assets with a fair value aggregating $9.1 million, which will be amortized based on the pattern and period over which the economic benefits of the intangible assets are realized. The current estimated weighted average period is 10.9 years. The Company engaged an independent valuation advisor to assist the Company in estimating the identifiable intangible asset values. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by the Company’s management, certain publicly available information, and discussions with management of the Acquired Businesses. These estimates will be adjusted based upon completion of the Company’s final valuation. The final valuation is expected to be completed within 12 months after the Closing of the acquisition.

In accordance with the requirements FASB ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”), the Company has identified trademarks acquired in the Acquisition, having a fair value of $5 million, as having indefinite useful lives; therefore these assets are not subject to amortization. The Company will test these for impairment at least annually, or, if a triggering event occurs, more frequently.

The Company determined that there were no significant in-process research and development projects acquired from ECT or MT.

As of the date of this filing, the Company expects to incur approximately $4.8 million of restructuring and integration charges associated with workforce reductions and facility consolidation associated with the Acquisition. In accordance with the provisions of ASC 805, the costs will be expensed as incurred and not allocated to the purchase price.

Upon completion of the fair value assessment after the Acquisition, LTXC anticipates that the final purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to the gain on bargain purchase.

Note 2. Pro Forma Adjustments

The following proforma adjustments are based on preliminary estimates, and may change as additional information is obtained:

a)	Adjustments to Cost of Sales represent the following:

For the six months ending January 31, 2014

To record the cost of sales for inventory step-up based on inventory turnover	$2,154
Engineering and product development expenses reclassified to conform to LTXC’s presentation	(1,983)

Total	$171

b)	Reclassification of ECT and MT engineering and product development expenses from COGS and SG&A to conform to LTXC’s presentation:

For the six months ending January 31, 2014

Engineering and product development expenses from COGS	$1,983

Engineering and product development expenses from SG&A	4,438

Total	$6,421

c)	Adjustments to selling, general and administrative expenses relate to the following:

For the six months ending January 31, 2014

Engineering and product development expenses moved to Engineering	$(4,438)
Depreciation on acquired property and equipment at historical value (1)	1,800
Depreciation recorded on property and equipment step- down in fair value	(341)

Total	$(2,979)

(1)	The acquired entities were considered as discontinued operations by the Sellers, and therefore no depreciation expense was recorded in the historical financials for the acquired assets. This adjustment represents the estimated depreciation expense that would have been recognized by the Sellers for these assets in the periods represented.

d)	Pro forma amortization expense for the six months ending January 31, 2014 of $0.5 million, was recorded based on the pattern over which the economic benefits of the definite-lived intangible assets are expected to be realized, which does not include acquired trademarks. The current estimated weighted average life is 10.9 years.

e)	Pro forma interest expense includes estimated interest expense on the Company’s long term debt of $50 million and the subordinated promissory note of $18 million, as follows:

For the six months ending January 31, 2014

Interest on long-term debt	$(601)
Imputed interest on promissory note	(340)

Total	$(941)

Note 3. Valuation of Intangible Assets

The estimated purchase price for the acquisition of the Acquired Businesses has been allocated to tangible assets acquired and liabilities assumed based on their estimated fair values. LTXC has then allocated the purchase price in excess of net tangible assets acquired to identifiable intangible assets, based upon a detailed valuation that uses information and assumptions provided by management, as further described below.

Note 4. Identifiable Intangible Assets

As part of the preliminary purchase price allocation, identifiable intangible assets of the Acquired Businesses include developed technology, customer relationships and trademarks.

The Company primarily used the income approach to value the developed technology and other acquired identifiable intangible assets of the Acquired Businesses. This approach calculates fair value by estimating future cash flows attributable to each intangible asset and discounting the future cash flows to present value using a risk adjusted discount rate.

In estimating the useful life of the acquired intangible assets of the Acquired Businesses, the Company considered paragraph 11 of ASC 350, which lists the pertinent factors to be considered when estimating the useful life of an intangible asset. These factors include a review of the expected use by the combined company of the assets acquired, the expected useful life of another asset (or group of assets) related to the acquired assets, legal, regulatory or other contractual provisions that may limit the useful life of an acquired asset or may enable the extension of the useful life of an acquired asset without substantial cost, the effects of obsolescence, demand, competition and other economic factors, and the level of maintenance expenditures required to obtain the expected future cash flows from the asset. The Company will amortize these intangible assets over their estimated useful lives using a method that is based on estimated future cash flows as this amortization methodology approximates the pattern in which the economic benefits of the intangible assets will be derived.

In accordance with the requirements ASC 350, the Company has identified trademarks, having a fair value of $5 million, acquired in the Acquisition as having indefinite useful lives; therefore these assets are not subject to amortization. The Company will test these for impairment at least annually, or, if a triggering event occurs, more frequently.